Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:

Cheryl Presuto, Chief Financial Officer	Donald C. Weinberger/Diana Bittner (media)
TeamStaff, Inc.	Wolfe Axelrod Weinberger Associates, LLC
1 Executive Drive	212-370-4500
Somerset, NJ 08873	don@wolfeaxelrod.com
866-352-5304	diana@wolfeaxelrod.com
TeamStaff Names Zachary Parker
As New Chief Executive Officer
Will Oversee Development of Government Staffing Strategy
Somerset, New Jersey — February 10, 2010 — TeamStaff, Inc. (Nasdaq: TSTF) a leading healthcare and logistical staffing provider serving the Federal Government, today announced that Zachary C. Parker has been named as the company’s Chief Executive Officer and President, effective February 22, 2010. Mr. Parker succeeds Rick J. Filippelli, who has served as the company’s Chief Executive Officer and President and a member of its Board of Directors. Mr. Filippelli resigned from TeamStaff effective February 5, 2010 after successfully overseeing the sale of TeamStaff Rx and the development of a new government staffing initiative. The Board of Directors has named Cheryl Presuto, the company’s Chief Financial Officer, as the company’s Acting President until Mr. Parker commences employment as TeamStaff’s Chief Executive Officer and President. Mr. Parker has also been elected to serve as a Class III Director on TeamStaff’s Board of Directors effective with the commencement of his employment as Chief Executive Officer and President. The company’s executive search was conducted with the assistance of DHR International.
As CEO, Mr. Parker will be responsible for the company’s strategic direction and day-to-day operations. “I am very pleased to have someone with Zach’s strengths join TeamStaff,” stated Frederick Wasserman, TeamStaff’s Chairman of the Board. “I believe he brings the leadership skills and background required to implement the company’s strategic plan and improve shareholder value. Identifying the right individual to take on the CEO role has been our priority for months and all of us are pleased to have Zach on board.” Mr. Wasserman continued, “Under Mr. Filippelli’s leadership, TeamStaff has streamlined its operations and positioned itself for future growth. We appreciate his distinguished record of service to the organization.”
Zachary Parker, 52, brings to TeamStaff experience in the government services industry in a variety of leadership roles focused on the provision of program management and systems engineering services, logistics and complementary services for the U.S. Department of Defense, civil agencies and commercial clients. Most recently, Mr. Parker served as the Executive Vice President for Business Development for the U.S. operations of VT Group, a segment of VT Group, PLC, providing aerospace and defense services. In that capacity, Mr. Parker was responsible for strategic planning, new business development and overseeing business intelligence and market research and communications. Prior to this position, Mr. Parker served as the President of VT Group’s largest U.S. subsidiary, VT Griffin. Mr. Parker joined the VT Group following a nineteen year career with Northrop Grumman where he held a number of key leadership and business development positions, including Executive Director, Business Development. Mr. Parker is active in both professional and community associations and has served as co-chairman of the DoD/Industry Partnership Executive Council. Zach Parker earned his bachelors degree from California State University, Northridge, with honors, specializing in Human Factors Engineering and has completed post-graduate studies.

“I am extremely pleased to be joining TeamStaff,” said Zachary Parker. “It is a privilege to have the opportunity to lead the company at this exciting stage in its growth cycle. I believe that TeamStaff is well positioned for growth in the government services sector and that we have the talent and resources necessary to establish the company as a premier service provider.”
About TeamStaff, Inc.
Headquartered in Somerset, New Jersey, TeamStaff through its subsidiary, TeamStaff Government Solutions, specializes in providing medical, logistics, supply chain management, information technology and office administration professionals through nationwide Federal Supply Schedule contracts with both the United States General Services Administration and the United States Department of Veterans Affairs. For more information, visit the TeamStaff web site at www.teamstaff.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:
This press release contains “forward-looking statements” as defined by the Federal Securities Laws. Statements in this press release regarding TeamStaff, Inc.’s business, which are not historical facts are “forward-looking statements” that involve risks and uncertainties. TeamStaff’s actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors and uncertainties, including but not limited to: our ability to continue to recruit and retain qualified temporary and permanent healthcare professionals and administrative staff on acceptable terms; our ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks, physician practice groups, government agencies and other customers on terms attractive to us and to secure orders related to those contracts; changes in the timing of customer orders for placement of temporary and permanent healthcare professionals and administrative staff; the overall level of demand for our services; our ability to successfully implement our strategic growth, acquisition and integration strategies; the effect of existing or future government legislation and regulation; the loss of key officers and management personnel that could adversely affect our ability to remain competitive; other regulatory and tax developments; and the effect of other events and important factors disclosed previously and from time-to-time in TeamStaff’s filings with the U.S. Securities Exchange Commission. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s periodic reports filed with the SEC. The information in this release should be considered accurate only as of the date of the release. TeamStaff expressly disclaims any current intention to update any forecasts, estimates or other forward-looking statements contained in this press release.
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